FOR RELEASE TUESDAY, MAY 10, 2011

Investor Contact:	Press Contact:

Steve Kunszabo	Marie Knowles
Iridium Communications Inc.	Iridium Communications Inc.
+1 (703) 287-7570	+1 (703) 287-7476
steve.kunszabo@iridium.com	marie.knowles@iridium.com

IRIDIUM ANNOUNCES FIRST-QUARTER RESULTS AND SUSTAINS

STRONG SUBSCRIBER, SERVICE REVENUE AND OPERATIONAL

EBITDA GROWTH; COMPANY UPDATES 2011 OUTLOOK

MCLEAN, Va. – May 10, 2011 – Iridium Communications Inc. (Nasdaq: IRDM) (“Iridium”) today reported strong financial results for the first quarter of 2011 and updated its outlook for the full-year 2011. Net income was $8.3 million for the first quarter of 2011, as compared to a net loss of $1.3 million for the first quarter of 2010. Operational EBITDA (“OEBITDA”)(1) for the first quarter was $43.1 million, as compared to $33.5 million for the prior-year period, representing year-over-year growth of 29 percent and an OEBITDA margin(1) of 47 percent. OEBITDA benefited from solid growth in commercial service, government service and equipment revenue.

Iridium reported first-quarter total revenue of $91.3 million, which consisted of $61.2 million of service revenue and $30.1 million of equipment and engineering and support revenue. Total revenue grew 12 percent versus the comparable period of 2010, while service revenue increased 12 percent from the year-ago period. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 67 percent of total revenue for the first quarter of 2011.

The Company ended the quarter with 447,000 total billable subscribers, which compares to 359,000 for the year-ago period and 427,000 for the quarter ended December 31, 2010. Total billable subscribers grew 25 percent year-over-year, driven by ongoing strength in machine-to-machine (“M2M”) data, handheld voice, Netted Iridium and Iridium OpenPort® customers.

Capital expenditures were $56.2 million for the first quarter and primarily related to spending for the Company’s next-generation satellite constellation, Iridium NEXT, and upgraded ground network infrastructure at its commercial gateway. The Company ended the first quarter with a cash and cash equivalents balance of $103.9 million and gross debt of $183.4 million. Net debt was $79.5 million.

“We’re off to a strong start in 2011, as we continue to benefit from a high-quality and diversifying revenue profile that is moving beyond voice to fast-growing data services,” said Matt Desch, Iridium’s chief executive officer. “Commercial M2M subscribers grew 62% year-over-year, and we’re capturing more data revenue from the Iridium OpenPort® terminals we’ve shipped to our maritime customers. The rapid adoption of our Iridium 9602 short-burst data (“SBD”) transceiver has been so strong that it led to an upward revision of our equipment revenue outlook for 2011, as significant sales volumes more than offset the lower price of this device compared to its predecessor.”

Desch continued, “We’ve also sustained our leading competitive position in the handheld voice market, increasing commercial voice subscribers 12% year-over-year on strong handset unit sales growth of 39%. The Iridium 9555 phone remains the ‘gold standard’ for mobility, reliability and global coverage, but we’re not stopping here as the market leader. Innovation will define our future path in this business, and we expect to broaden our product portfolio with greater choices and enhanced features.”

Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 50 percent of the Company’s total revenue during the first quarter. Iridium remains a top choice for many of its more than 250 partners due to a superior network and better economics when they sell our solutions. The Company will continue to capitalize on organic growth opportunities in each of its vertical markets by sustaining a leading competitive position and expanding its service portfolio.

•	Commercial service revenue was $45.3 million, an 11 percent increase from last year’s comparable period, primarily supported by gains in Iridium OpenPort® and M2M data customers.

•

Commercial voice average revenue per user (“ARPU”) was $47 during the first quarter, a 6 percent year-over-year decrease. Voice ARPU decreased due to lower postpaid customer usage, partially offset by growth in the higher ARPU Iridium OpenPort® service. Commercial M2M data ARPU was $18 during the first quarter, unchanged from last year’s comparable period.

•

Iridium’s commercial business ended the quarter with 401,000 billable subscribers, which compares to 324,000 for the prior-year quarter and to 384,000 for the quarter ended December 31, 2010. M2M data subscribers increased 62 percent year-over-year and represented 31 percent of billable commercial subscribers, an increase from 23 percent at the end of the prior-year period.

Service – Government

Government service revenue increased by 15 percent during the quarter, reflecting the Company’s growth in the last several years from a niche supplier to an integral element in the U.S. Government communications infrastructure. Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated.

•	Government service revenue was $15.9 million, compared with $13.8 million in the prior-year period, primarily driven by growth in M2M data and Netted Iridium subscribers.

•

Government voice ARPU was $140 during the first quarter, a 7 percent year-over-year decrease. Voice ARPU declined as a result of strong growth in lower ARPU Netted Iridium subscribers. Government M2M data ARPU was $22 during the first quarter, a 10 percent increase from last year’s comparable period.

•

Iridium’s government business ended the quarter with 46,000 billable subscribers, which compares to 35,000 for the prior-year quarter and to 43,000 for the quarter ended December 31, 2010. M2M data subscribers increased 80 percent year-over-year and represented 20 percent of billable government subscribers, an increase from 14 percent at the end of the prior-year period.

Equipment

•

Equipment revenue was $24.4 million during the first quarter, a 12 percent year-over-year increase. Revenue increased primarily due to strong M2M and handset sales volumes. M2M unit sales grew 134 percent from the year-ago period due to the rapid adoption of the smaller and lower cost Iridium 9602 SBD transceiver, while handset unit sales increased 39 percent from the year-ago period. The Company’s handset sales volumes have remained strong despite increased competition during the last four quarters, as customers continue to value the performance and features of the Iridium 9555 phone.

Engineering & Support

•

Engineering and support revenue was $5.7 million during the first quarter, a gain of 5 percent from the prior-year period, primarily resulting from an increase in lower margin contract revenue related to ongoing government gateway upgrade projects.

2011 Outlook

The Company updated its guidance for equipment revenue, while affirming its previously issued full-year 2011 outlook for total billable subscriber growth, service revenue and OEBITDA. The Company now expects:

•	Total billable subscriber growth to be approximately 20 percent for the full-year 2011

•	Service revenue growth between 10 percent and 13 percent for the full-year 2011

•	Equipment revenue decline between 5 percent and 15 percent for the full-year 2011

•	Full-year 2011 OEBITDA to be between $180 million and $190 million. OEBITDA for 2010 was $158.9 million.

	Prior 2011 Outlook (March 2011)	Revised 2011 Outlook (May 2011)
Total Billable Subscriber Growth	Approximately 20%	Affirmed

Total Service Revenue Growth	10% to 13%	Affirmed

Equipment Revenue Decline	Decline of 15% to 30%	Decline of 5% to 15%

Operational EBITDA (OEBITDA)	$180 million to $190 million	Affirmed

Non-GAAP Financial Measures & Definitions

(1)

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company discloses Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT), stock-based compensation expenses, transaction expenses associated with GHL Acquisition Corp.’s acquisition of Iridium Holdings LLC (the “Acquisition”), the impact of purchase accounting, and changes in the fair value of warrants. The Company also presents Operational EBITDA expressed as a percentage of adjusted revenue, or Operational EBITDA margin. Adjusted revenue excludes the impact of purchase accounting and Iridium NEXT revenue. Operational EBITDA does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies. By eliminating interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), stock-based compensation expenses, transaction expenses associated with the Acquisition, the impact of purchase accounting and changes in the fair value of warrants, the Company believes the result is a useful measure across time in evaluating our fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. However, there is no standardized measurement of Operational EBITDA, and Operational EBITDA as the Company presents it may not be comparable with similarly titled non-GAAP financial measures used by other companies. As indicated, Operational EBITDA does not include interest expense on borrowed money or the payment of income taxes or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. It also excludes expenses in connection with the development, deployment and financing of Iridium NEXT. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of our operating performance has material limitations. Due to these limitations, our management does not view Operational EBITDA in isolation and also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of Operational EBITDA to consolidated GAAP net income and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures.

Supplemental Reconciliation of GAAP Net Income (Loss) to Operational EBITDA

	Iridium Communications Inc.
	For the Three Months Ended March 31,
	2011	2010
	(In thousands)
GAAP net income (loss)	$8,299	$(1,317)
Interest expense	11	12
Interest income	(296)	(118)
Income taxes	3,911	(2,930)
Depreciation and amortization	23,331	22,511
Iridium NEXT expenses, net	6,229	3,364
Share-based compensation	1,334	1,099
Transaction expenses	233	—
Non-cash purchase accounting	23	10,909

Operational EBITDA	$43,075	$33,530

Conference Call Information

As previously announced, the Company will host a conference call to discuss results at 8:30 a.m. ET on Tuesday, May 10, 2011. Callers should dial (877) 334-1964 (U.S. only) or (631) 291-4574 (from outside the U.S.) to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. A replay of the conference call will be available beginning Tuesday, May 10, 2011 through Tuesday, May 17, 2011 at Iridium’s Investor Relations webpage. Callers can also dial (800) 642-1687 (U.S. only) or (706) 645-9291, Access Code 52968844, for an audio replay of the conference call.

About Iridium Communications Inc.

Iridium Communications Inc. (www.iridium.com) is the only mobile satellite service (MSS) company offering coverage over the entire globe. The Iridium constellation of low-Earth orbiting (LEO) cross-linked satellites provides critical voice and data services for areas not served by terrestrial communication networks. Iridium serves commercial markets through a worldwide network of distributors, and provides services to the U.S. Department of Defense and other U.S. and international government agencies. The Company’s customers represent a broad spectrum of industry, including maritime, aeronautical, government/defense, public safety, utilities, oil/gas, mining, forestry, heavy equipment and transportation. Iridium has launched a major development program for its next-generation satellite constellation, Iridium NEXT. The Company is headquartered in McLean, Va., U.S.A. and trades on the NASDAQ Global Select Market under the ticker symbols IRDM (common stock), IRDMW ($7.00 warrants), IRDMZ ($11.50 warrants) and IRDMU (units).

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the development of Iridium NEXT, the development of the product portfolio, anticipated growth in subscribers and total service revenue, anticipated decline in equipment revenue and anticipated growth in Operational EBITDA for 2011. Other forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding increases in customer demand for Iridium’s products and services, Iridium’s ability to maintain the health, capacity and content of its satellite constellation, and the development of and transition to Iridium NEXT, including expanded capacity and features, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission on March 7, 2011. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements.

# # #

Iridium Communications Inc.

Consolidated Statements of Operations

(In thousands)

	Three Months Ended March 31,		Non-Cash Purchase Accounting for the Three Months Ended March 31, (1)
	2011	2010	2011	2010

Revenue:
Service revenue
Commercial	$45,295	$40,681	$(282)	$(1,056)
Government	15,875	13,758	—	—

Total service revenue	61,170	54,439	(282)	(1,056)
Subscriber equipment	24,410	21,843	—	—
Engineering and support service	5,723	5,460	—	—

Total revenue	91,303	81,742	(282)	(1,056)

Operating expenses:
Cost of subscriber equipment sales	13,045	23,145	—	10,873
Cost of services (exclusive of depreciation and amortization)	16,939	20,361	(259)	(1,020)
Research and development	4,268	4,265	—	—
Selling, general and administrative	17,419	15,930	—	—
Depreciation and amortization	23,331	22,511	19,333	19,053

Total operating expenses	75,002	86,212	19,074	28,906

Operating profit (loss)	16,301	(4,470)	(19,356)	(29,962)

Other (expense) income:
Interest income (expense), net of capitalized interest	285	106	—	—
Other (expense) income, net	(4,376)	117	—	—

Total other (expense) income	(4,091)	223	—	—

Earnings (loss) before provision (benefit) for taxes	12,210	(4,247)	(19,356)	(29,962)
Income tax provision (benefit)	3,911	(2,930)	(7,485)	(11,558)

Net income (loss)	$8,299	$(1,317)	$(11,871)	$(18,404)

Operational EBITDA	$43,075	$33,530	$—	$—

(1)	The impact of purchase accounting on the carrying value of inventory, property and equipment, intangible assets and accruals of Iridium Communications Inc., was an increase of approximately $19.8 million, $348.2 million, $95.5 million and $29.0 million, respectively, compared to Iridium Holdings LLC’s balance sheet as of September 29, 2009. Similarly, Iridium Holdings LLC’s deferred revenue decreased by $7.4 million. As a result of the effect of the purchase accounting, the cost of subscriber equipment sales increased in the first quarter of 2010 as compared to the first quarter of 2011, the decrease in the carrying value of deferred revenue caused a decrease in revenue, which we expect will continue through 2011. In addition, the increase in accruals had the effect of reducing cost of services (exclusive of depreciation and amortization) during 2011 and 2010, which we expect will continue into future periods. The increase in property and equipment and intangible assets had the effect of increasing depreciation and amortization expense during 2011 and 2010, which we expect will continue into future periods.

Iridium Communications Inc.

Summary Highlights

	Three Months Ended March 31,
	2011	2010	% Change
	(In thousands, except ARPU)
Revenue
Service revenue(1)
Commercial
Voice and M2M data service
Voice	$38,923	$36,632	6.3%
M2M data(2)	6,372	4,049	57.4%

Total commercial voice and M2M data service	45,295	40,681	11.3%

Government(3)
Voice and M2M data service
Voice	15,342	13,495	13.7%
M2M data	533	263	102.7%

Total government voice and M2M data service	15,875	13,758	15.4%

Total service revenue	61,170	54,439	12.4%

Subscriber equipment	24,410	21,843	11.8%

Engineering and support(4)
Government	5,487	5,255	4.4%
Commercial	236	205	15.1%

Total engineering and support	5,723	5,460	4.8%

Total Revenue	$91,303	$81,742	11.7%

Billable Subscribers (5)
Commercial
Voice and M2M data service
Voice	278	248	12.1%
M2M data	123	76	61.8%

Total commercial voice and M2M data service	401	324	23.8%

Government
Voice and M2M data service
Voice	37	30	23.3%
M2M data	9	5	80.0%

Total government voice and M2M data service	46	35	31.4%

Total billable subscribers	447	359	24.5%

Net Additions
Commercial
Voice and M2M data service
Voice	6	10
M2M data	11	6

Total commercial voice and M2M data service	17	16

Government
Voice and M2M data service
Voice	1	—
M2M data	2	1

Total government voice and M2M data service	3	1

Total billable subscribers	20	17

ARPU(6)
Commercial
Voice	$47	$50	-6.0%
M2M data	$18	$18	0.0%
Government
Voice	$140	$151	-7.3%
M2M data	$22	$20	10.0%

Operational EBITDA Margin Reconciliation
Total revenue	$91,303	$81,742
Operational EBITDA adjustments that impact revenue:
Non-cash purchase accounting	282	1,056
Iridium NEXT revenue	(8)	(19)

Adjusted revenue(7)	$91,577	$82,779

Operational EBITDA	$43,075	$33,530	28.5%
Operational EBITDA margin(8)	47.0%	40.5%	6.5%
Capital expenditures (9)	$56,223	$2,770
Net debt (10)	$79,507	$(130,253)

(1)	Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)	M2M data service provides a two-way short burst data transmission between Iridium Communications Inc.’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.
(3)	Government service revenue consists of voice and M2M data subscription-based services provided to agencies of the U.S. government through prime contracts or subcontracts.
(4)	Engineering and support includes maintenance services to the U.S. government’s dedicated gateway in Hawaii and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.’s satellite system.
(5)	Subscribers as of the end of the respective period.
(6)	ARPU is calculated by dividing the revenue in the respective period by the average of billable subscribers at the beginning of the period and billable subscribers at the end of the period and then dividing the results by the months in the period.
(7)	Adjusted revenue is total revenue adjusted for the impact of Operational EBITDA adjustments.
(8)	Operational EBITDA margin is calculated by dividing Operational EBITDA by adjusted revenue.
(9)	Capital expenditures based on cash spent in the respective period.
(10)	Net debt is calculated by taking the sum of the short term and long term debt less cash and cash equivalents and the debt service reserve for the credit facility.